Exhibit 99.1

Vonage Holdings Corp. Reports Second Quarter 2008 Results

— Second Quarter Revenue Grows 11% to $228 Million —

— Company Generates Adjusted Operating Income1 of $12 Million —

— 2Q08 Net Loss Narrows to $7 Million or $0.04 per Share —

Holmdel, NJ, August 7, 2008 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the quarter ended June 30, 2008.

Revenue for the second quarter 2008 grew to a record $228 million, up 11% from $206 million in the second quarter 2007 and up 1% sequentially from $225 million, driven by an increase in average revenue per line and subscriber lines.

For the second quarter of 2008, the Company reported a GAAP net loss of $7 million or $0.04 per share, compared to a net loss of $23 million or $0.15 per share reported in the second quarter 2007. Adjusted operating income1 was $12 million in the quarter, a significant improvement from an adjusted operating loss of $18 million in the year-ago quarter and adjusted operating income of $8 million sequentially.

Marc Lefar, Vonage Chief Executive Officer, said, “The financial performance of the Company’s operations continued to improve in the second quarter. Vonage delivered top line growth, continued to generate positive adjusted operating profit and cash from operations, and narrowed its net loss. Additionally, the Company has taken a significant step toward strengthening its financial foundation with the signing of the commitment letter that will permit it to refinance the convertible debt.

“Management anticipates generating future growth as it leverages its established brand, solid franchise and strong competitive position.”

Second Quarter 2008 Financial and Operating Highlights

Average monthly revenue per line in the second quarter 2008 was $29.04, up from $28.38 in the year-ago quarter and $28.85 reported in the first quarter 2008. Average monthly telephony services revenue per line for the quarter increased to $27.92, up from $27.63 reported a year ago and up from $27.87 sequentially.

In the second quarter 2008, direct cost of telephony services was $57 million, up from $52 million in the prior year and flat sequentially. On a per line basis, average direct cost of telephony services was $7.22, up from $7.21 in the year ago quarter and down slightly from $7.26 sequentially.

Direct cost of goods was $19 million, up from $11 million in the year-ago quarter and down from $22 million sequentially. Direct margin2 was 67%, down from 69% year-over-year and up from 65% sequentially.

Selling, general and administrative (“SG&A”) expense was $78 million, flat year-over-year and down from $79 million sequentially. As a percent of revenue, SG&A declined to 34% from 38% in the second quarter 2007 and 35% sequentially.

Pre-marketing operating income1 (“PMOI”), which represents the cash generated from the existing customer base, increased to a record high $87 million, from $56 million in the year-ago quarter and $83 million sequentially. On a per line basis, PMOI increased to $11.15 in the second quarter 2008, up from $7.69 in the year-ago quarter and $10.66 sequentially.

Marketing expense for the quarter was $65 million, or 29% of revenue, down from $68 million, or 33% of revenue, a year ago, and up from $61 million, or 27% of revenue, sequentially. Marketing cost per gross subscriber line addition (“SLAC”) fell slightly to $283 from $287 a year ago and increased from $216 sequentially. The sequential increase was driven by the timing and mix of media investments as well as the seasonal impacts of the second quarter. The Company expects marketing expenditures as a percent of revenue to be in the range of 28%-30% in the third quarter 2008.

Vonage added 2,000 net subscriber lines in the second quarter 2008 and finished the quarter with more than 2.6 million lines in service.

Churn declined sequentially to 3.0% in the second quarter from 3.3% in the first quarter 2008 as the initiatives to improve customer care have begun to yield improvements.

Cash and marketable securities and restricted cash on June 30, 2008 was $192 million which includes $42 million in restricted cash used for routine business operations. The change in cash from the prior quarter was driven by cash provided from operations of $14 million and capex of $12 million.

Convertible Debt Refinancing Update

On July 24th, the Company announced that it had signed a commitment letter with Silver Point Finance, LLC (“Silver Point”) establishing the terms and conditions for up to $215 million in private debt financing. Silver Point has committed to be allocated $125 million of this amount and it is a condition to closing of the initial private debt financing that the Company identify other lenders that will commit to provide up to $60 million. Silver Point has also agreed, subject to certain conditions, to use commercially reasonable efforts to assemble a syndicate of lenders to provide up to $30 million of incremental private debt financing.

The Company and Silver Point are currently negotiating definitive documentation for the financing while the Company is concurrently working diligently towards satisfying all the expected conditions to closing. Those conditions include holding a stockholders meeting to obtain stockholder approval of matters related to the financing in accordance with New York Stock Exchange rules. The stockholder meeting is scheduled for August 20, 2008.

Vonage intends to use the net proceeds from the financing, plus cash on hand, to repurchase its existing convertible notes which can be put to the Company on December 16, 2008 and have a principal amount outstanding of approximately $253 million. On July 30, 2008, the Company launched a tender offer for the Company’s outstanding convertible notes. Assuming gross proceeds from an initial closing under the financing of $185 million and remaining expenses of $21 million, the Company will need to set aside up to an additional $93 million from cash on hand to satisfy its obligation to repurchase existing convertible notes if all notes are tendered and pay for remaining financing expenses. At June 30, 2008, the Company had approximately $150 million of unrestricted cash.

For the first full quarter after the closing of the private debt financing, assuming no material increase in the interest rate environment, the Company expects that its quarterly cash interest payments will be slightly higher than the second quarter of 2008 and interest expense will be more than double.

At present, the Company anticipates satisfying all closing conditions and closing on the private debt financing in the third quarter 2008.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP loss from operations.
(2)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$218,738	$200,470	$435,718	$389,837
Customer equipment and shipping	8,786	5,432	16,423	12,005

	227,524	205,902	452,141	401,842

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,728, $4,191, $9,429, and $8,304, respectively)	56,586	52,335	113,084	107,901
Royalty	—	11,052	—	21,467

Total direct cost of telephony services	56,586	63,387	113,084	129,368
Direct cost of goods sold	18,533	11,243	40,605	24,576
Selling, general and administrative	77,931	77,802	157,323	168,794
Marketing	65,300	67,906	126,199	158,756
Depreciation and amortization	11,114	8,191	21,323	16,050

	229,464	228,529	458,534	497,544

Loss from operations	(1,940)	(22,627)	(6,393)	(95,702)

Other income (expense), net
Interest income	1,021	4,761	2,421	10,828
Interest expense	(5,535)	(5,127)	(11,106)	(10,276)
Other, net	52	(50)	(112)	(33)

	(4,462)	(416)	(8,797)	519

Loss before income tax expense	(6,402)	(23,043)	(15,190)	(95,183)

Income tax expense	(480)	(183)	(653)	(377)

Net loss	$(6,882)	$(23,226)	$(15,843)	$(95,560)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.15)	$(0.10)	$(0.62)

Weighted-average common shares outstanding:
Basic and diluted	156,103	155,506	156,068	155,329

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$13,572	$(52,731)	$24,094	$(111,450)
Net cash provided by (used in) investing activities	5,758	41,557	30,779	45,434
Net cash provided by (used in) financing activities	(187)	70	(388)	297

	June 30, 2008	December 31, 2007
	(unaudited)
Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$149,627	$151,484
Restricted cash	42,192	38,928
Property and equipment, net of accumulated depreciation	108,755	118,666
Total assets	466,156	462,297
Convertible notes, net	253,366	253,320
Capital lease obligations	22,745	23,235
Total liabilities	551,959	537,424
Total stockholders’ equity (deficit)	(85,803)	(75,127)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
Gross subscriber line additions	230,832	281,329	236,840	512,161	569,333
Net subscriber line additions	2,080	30,133	56,691	32,213	222,337
Subscriber lines (at period end)	2,612,440	2,610,360	2,446,448	2,612,440	2,446,448
Average monthly customer churn	3.0%	3.3%	2.5%	3.2%	2.5%
Average monthly revenue per line	$29.04	$28.85	$28.38	$29.02	$28.68
Average monthly telephony services revenue per line	$27.92	$27.87	$27.63	$27.97	$27.82
Average monthly direct cost of telephony services per line	$7.22	$7.26	$7.21	$7.26	$7.70
Marketing costs per gross subscriber line addition	$282.89	$216.47	$286.72	$246.40	$278.85
Employees (excluding temporary help) (at period end)	1,662	1,722	1,421	1,662	1,421
CPE subsidy	$42.23	$51.31	$24.54	$47.22	$22.08
Direct margin as a % of total revenue	67.0%	65.0%	69.1%	66.0%	67.0%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO ADJUSTED INCOME (LOSS)

FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
Income (loss) from operations	$(1,940)	$(4,453)	$(22,627)	$(6,393)	$(95,702)
Depreciation and amortization	11,114	10,209	8,191	21,323	16,050
Non-cash stock compensation	3,150	1,886	(3,463)	5,036	3,451

Adjusted income (loss) from operations	12,324	7,642	(17,899)	19,966	(76,201)
Marketing	65,300	60,899	67,906	126,199	158,756
Customer equipment and shipping	(8,786)	(7,637)	(5,432)	(16,423)	(12,005)
Direct cost of goods sold	18,533	22,072	11,243	40,605	24,576

Pre-marketing operating income	$87,371	$82,976	$55,818	$170,347	$95,126

As a % of telephony services revenue	39.9%	38.2%	27.8%	39.1%	24.4%

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted income (loss) from operations and pre-marketing operating income.

Vonage uses adjusted income (loss) from operations and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted income (loss) from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of non-cash stock compensation expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are currently growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers. We provide information relating to our adjusted income (loss) from operations and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted income (loss) from operations and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted income (loss) from operations as GAAP loss from operations excluding depreciation and amortization and non-cash stock compensation expense.

Vonage defines pre-marketing operating income as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Thursday, August 7, 2008 at 10:00 AM Eastern Time. To participate, please dial (877) 675-4756 approximately ten minutes prior to the call. International callers should dial (719) 325-4869. A replay will be available approximately two hours after the conclusion of the call until midnight August 21, 2008, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 9983148.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future growth, the Company’s ability to complete the private debt financing contemplated by the commitment letter with Silver Point and its effect, and the Company’s marketing expenditures in the third quarter of 2008. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include the Company’s ability to consummate the proposed private debt financing arrangement, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing, which include obtaining stockholder approval of the potential issuance of shares of common stock upon the conversion of convertible notes; the Company’s ability to refinance the Company’s outstanding convertible notes, which can be put to it in December 2008; the Company’s history of net operating losses and the Company’s need for cash to finance the Company’s growth; results of pending litigation and intellectual property and other litigation that may be brought against us; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com

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